Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Three Months ended June 30,
	2004	2003
	(Restated)	(Restated)
Numerator:
Net income available to common shareholders	$13,217	$19,436
Less adjustment for earnings and gains from discontinued operations, net	—	(13,740)

Numerator for basic and diluted earnings per share from continuing operations	$13,217	$5,696

Denominator:
Denominator for basic earnings per share—weighted average shares	50,130	46,100
Effect of dilutive securities:
Stock options	430	360

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	50,560	46,460

Basic earnings per share from continuing operations	$0.26	$0.12
Basic earnings per share from discontinued operations	—	0.30

Basic earnings per share	$0.26	$0.42

Diluted earnings per share from continuing operations	$0.26	$0.12
Diluted earnings per share from discontinued operations	—	0.30

Diluted earnings per share	$0.26	$0.42

Exhibit 11

(continued)

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Six Months ended June 30,
	2004	2003
	(Restated)	(Restated)
Numerator:
Net income available to common shareholders	$24,816	$44,431
Less adjustment for earnings and gains from discontinued operations, net	—	(24,083)

Numerator for basic and diluted earnings per share from continuing operations	$24,816	$20,348

Denominator:
Denominator for basic earnings per share—weighted average shares	50,095	46,025
Effect of dilutive securities:
Stock options	435	290

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	50,530	46,315

Basic earnings per share from continuing operations	$0.50	$0.44
Basic earnings per share from discontinued operations	—	0.53

Basic earnings per share	$0.50	$0.97

Diluted earnings per share from continuing operations	$0.49	$0.44
Diluted earnings per share from discontinued operations…	—	0.52

Diluted earnings per share	$0.49	$0.96